EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 30, 2012 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $7.6 million, or $0.18 per basic and diluted common share, for the three months ended December 31, 2011, and $15.0 million, or $0.33 per basic (and $0.32 diluted) common share, for the six months ended December 31, 2011. This compares to net income of $7.1 million, or $0.13 per basic and diluted common share, for the three months ended December 31, 2010, and $14.2 million, or $0.27 per basic and diluted common share, for the six months ended December 31, 2010.

The Company also reported that its Board of Directors has declared a $0.125 quarterly cash dividend on the Company's common stock. The record date for the dividend will be February 10, 2012 and the payment date will be February 24, 2012.

"Oritani has stuck to its disciplines and delivered results," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We continue to generate quality loans. Key credit characteristics of the existing portfolio continue to improve and the number of troubled loans continues to be reduced. These factors have contributed to increased margin, decreased provisions and increased bottom line."

Comparison of Operating Results for the Periods Ended December 31, 2011 and 2010

Net Income. Net income increased $530,000, or 7.5%, to $7.6 million for the quarter ended December 31, 2011, from $7.1 million for the corresponding 2010 quarter. Net income increased $715,000, or 5.0%, to $15.0 million for the six months ended December 31, 2011, from $14.2 million for the corresponding 2010 period. The primary cause of the increased income in the 2011 periods was increased net interest income partially offset by increased expenses.

Total Interest Income. Total interest income increased $1.2 million, or 4.0%, to $30.5 million for the three months ended December 31, 2011, from $29.3 million for the three months ended December 31, 2010. The largest increase occurred in interest on loans, which increased $2.2 million or 9.1%, to $26.9 million for the three months ended December 31, 2011, from $24.7 million for the three months ended December 31, 2010. During that same period, the average balance of loans increased $187.8 million while the yield on the portfolio decreased 15 basis points. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. There was an overall decrease in interest income regarding the investment related categories (Securities HTM; Securities AFS; MBS HTM; MBS AFS and short term investments). On an overall basis, there were decreases in yield and average balances. The decreased yield was primarily due to the prepayment of higher yielding securities and the returns associated with new purchases. Management actively purchased such assets at times over the period as excess funds were available for deployment. The investment purchases were primarily in the category of MBS AFS as management believed such securities provided the best available risk/reward profile based on the projected cash needs and interest rate risk position of the Company. However, purchases have slowed considerably and there was only one investment purchase of any type during the quarter ended December 31, 2011. MBS AFS was the only investment category that realized an increase in interest income over the periods. Interest on MBS AFS increased $889,000, or 47.1%, to $2.8 million for the three months ended December 31, 2011, from $1.9 million for the three months ended December 31, 2010. The average balance of MBS AFS increased $239.1 million for the three months ended December 31, 2011 versus the corresponding 2010 period while the yield on the portfolio decreased 25 basis points.

Total interest income increased $2.2 million, or 3.7%, to $60.3 million for the six months ended December 31, 2011, from $58.1 million for the six months ended December 31, 2010. The largest increase occurred in interest on loans, which increased $3.9 million or 7.9%, to $52.9 million for the six months ended December 31, 2011, from $49.0 million for the six months ended December 31, 2010. Over that same period, the average balance of loans increased $173.8 million and the yield on the portfolio decreased 18 basis points. Interest on MBS AFS increased $2.5 million, or 77.4%, to $5.6 million for the six months ended December 31, 2011, from $3.2 million for the six months ended December 31, 2010. The average balance of MBS AFS increased $310.0 million over these periods while the yield on the portfolio decreased 45 basis points. The explanations provided in paragraph above regarding changes in interest income for the three month period comparison are also applicable to the six month period comparison.

Total Interest Expense. Total interest expense decreased $563,000, or 6.2%, to $8.5 million for the three months ended December 31, 2011, from $9.1 million for the three months ended December 31, 2010. The majority of the decrease occurred in interest expense on deposits, which decreased $535,000, or 14.0%, to $3.3 million for the three months ended December 31, 2011, from $3.8 million for the three months ended December 31, 2010. The average balance of interest bearing deposits increased $108.0 million over the period while the average cost of these funds decreased 25 basis points. Market interest rates allowed the Bank to reprice many maturing time deposits, as well as other interest bearing deposits, at lower rates, decreasing the cost of funds. Interest expense on borrowings was fairly stable between the two periods. However, the average balance of borrowings increased significantly ($136.5 million) over the period while the cost decreased significantly (82 basis points). The Company has increased its overnight borrowings with the Federal Home Loan Bank of New York ("FHLB-NY"). These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future.

Total interest expense decreased $1.3 million, or 6.8%, to $17.2 million for the six months ended December 31, 2011, from $18.5 million for the six months ended December 31, 2010. Interest expense on deposits decreased $1.1 million, or 13.8%, to $7.0 million for the six months ended December 31, 2011, from $8.1 million for the six months ended December 31, 2010. The average balance of interest bearing deposits increased $101.0 million over this period while the average cost of these funds decreased 25 basis points. Interest expense on borrowings decreased $137,000, or 1.3%, to $10.3 million for the six months ended December 31, 2011, from $10.4 million for the six months ended December 31, 2010. The average balance of borrowings increased $86.3 million over the period while the cost decreased 63 basis points. The explanations provided in paragraph above regarding changes in interest expense for the three month period comparison are also applicable to the six month period comparison.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $1.8 million, or 8.6%, to $22.0 million for the three months ended December 31, 2011, from $20.3 million for the three months ended December 31, 2010. Net interest income increased by $3.4 million, or 8.7%, to $43.0 million for the six months ended December 31, 2011, from $39.6 million for the six months ended December 31, 2010. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest
	Income Before
Quarter Ended	Provision	Spread	Margin
	(in thousands)
December 31, 2011	$ 22,037	3.23%	3.53%
September 30, 2011	20,987	3.02%	3.42%
June 30, 2011	20,843	2.95%	3.40%
March 31, 2011	20,586	2.92%	3.39%
December 31, 2010	20,287	2.89%	3.39%

The Company's spread and margin increased steadily over the 2011 fiscal year and that expansion has continued into the current fiscal year. The Company expects that the spread and margin will come under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to lower deposit and borrowing costs; promotional interest costs to attract new deposit customers, expected increases in borrowing costs and decreased net interest income due to funds used for repurchase activity. The Company's largest interest rate risk exposure is to a flat or inverted yield curve, and the yield curve has moved in this direction recently. The pressure pertaining to the promotional costs to attract new deposits will be particularly high for the remainder of the fiscal year as the Company has embarked on a campaign to increase money market deposits with an above market promotional rate.

Despite the above, spread, margin and net interest income all have increased during fiscal 2012. Many of the pressures detailed above have already impacted the Company. However, the Company has been able to offset these pressures. Two of the strategies that have boosted spread, margin and net interest income pertain to deposits. The Company has been able to successfully lower the cost of money market deposits without a significant impact on balances and also decreased its reliance on time deposits, which carry a higher cost. The shifting of investment funds out of federal funds sold and into higher yielding investments also improved results. The most significant impact on spread, margin and net interest income has been in borrowings. The cost of borrowing has significantly decreased due to greater use of overnight borrowings, which presently have a very low cost. While this strategy has increased net interest income, spread and margin, it has also increased interest rate risk. The Company expects to address this increased interest rate risk by extending the maturity, over time, of the overnight borrowings. This extension will increase borrowing costs. The Company has not fixed a time period to enact this strategy as it presently sees the risk of higher long term rates as minimal. The Company's stock repurchase activity in this fiscal year effectively decreased net interest income. However, the impact was minimal as the cost of these funds (either federal funds sold or overnight borrowings) was very low.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $322,000 and $650,000 for the three and six months ended December 31, 2011, respectively, and 674,000 and $1.4 million for the three and six months ended December 31, 2010, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $2.0 million for the three months ended December 31, 2011 as compared to $2.5 million for the three months ended December 31, 2010. The Company recorded provisions for loan losses of $5.5 million for the six months ended December 31, 2011 as compared to $4.5 million for the six months ended December 31, 2010. A rollforward of the allowance for loan losses for the three and six months ended December 31, 2011 and 2010 is presented below:

	Quarter ended Dec. 31,		Six months ended Dec. 31,
	2011	2010	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$27,540	$27,007	$26,514	$25,902
Provisions charged to operations	2,000	2,500	5,500	4,500
Recoveries of loans previously charged off	--	80	--	80
Loans charged off	721	5,406	3,195	6,301
Balance at end of period	$28,819	$24,181	$28,819	$24,181

Allowance for loan losses to total loans	1.55%	1.46%	1.55%	1.46%
Net charge-offs (annualized) to average loans outstanding	0.16%	1.34%	0.37%	0.79%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 12,823	$ 15,802	$ 7,025	$ 6,523	$ 14,460
60 - 89 days past due	7,939	5,694	5,327	3,688	2,437
Nonaccrual	18,244	16,954	15,303	12,563	25,055
Total	$ 39,006	$ 38,450	$ 27,655	$ 22,774	$ 41,952

Non Performing Asset Totals
Nonaccrual loans, per above	$ 18,244	$ 16,954	$ 15,303	$ 12,563	$ 25,055
Real Estate Owned	4,951	4,419	3,967	5,953	6,102
Loans Held For Sale	--	--	--	9,484	9,484
Total	$ 23,195	$ 21,373	$ 19,270	$ 28,000	$ 40,641

Nonaccrual loans to total loans	0.98%	0.96%	0.90%	0.75%	1.50%
Delinquent loans to total loans	2.10%	2.18%	1.62%	1.35%	2.51%
Non performing assets to total assets	0.89%	0.82%	0.74%	1.09%	1.58%

Over the fiscal year ended June 30, 2011, the Company realized significant decreases in total delinquent loans, nonaccrual loans and nonperforming assets. In fiscal 2012, there have been increases in the loan delinquency categories. The increases are primarily due to increases in residential delinquencies. The most significant change between September 30 and December 31, 2011 was a $2.2 million increase in the 60-89 days past due category. The largest loan in this category at December 31, 2011 is a $3.6 million loan on a multifamily property in Hudson County New Jersey. This loan was also a component of the September 30 total. The primary reasons for the increase in the 60-89 days past due category are a $1.5 million residential loan and a $1.1 million loan on a mixed use property. Both of these properties are in Bergen County, New Jersey. The residential loan was in the 30-59 days past due category at September 30, 2011 and is currently rated special mention. The mixed use loan was also in the 30-59 days past due category at September 30, 2011. This loan is currently rated substandard. Payments on this loan have been inconsistent and legal action has commenced.

At December 31, 2011, there are two nonaccrual loans as well as one nonaccrual loan relationship with balances greater than $1.0 million. These loans are discussed below:

  A construction loan relationship in which Oritani is a participant. The relationship entails two borrowing entities and four separate properties. Oritani's portion of this loan relationship totals $4.9 million. All four of the properties are for residential tract development and are located in Rockland and Orange counties, New York. The loan is classified as impaired and as a troubled debt restructuring as of December 31, 2011. The lead lender on this loan is attempting to negotiate a settlement with the borrowers that would expedite resolution. In accordance with the results of the impairment analysis for this loan, a charge off of $1.5 million was previously recognized against this loan and a $1.2 million impairment reserve remains against this loan as of December 31, 2011.
  A $2.8 million mixed use building in Bergen County, NJ. The borrower encountered cash flow difficulties and is currently negotiating with Oritani for repayment of the past due amounts in a manner satisfactory to Oritani. The loan is classified as substandard. The loan has not been classified as impaired as the current cash flows are sufficient to satisfy the debt obligation and it is expected that repayment in full will ultimately come from the borrower.
  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. Construction at the property ceased and foreclosure proceedings have commenced. Although foreclosure action is proceeding, there are ongoing negotiations in an attempt to reach a settlement on this matter. The loan is classified as impaired as of December 31, 2011. In accordance with the results of the impairment analysis for this loan, charge offs totaling $947,000 were previously recognized against this loan and a $300,000 impairment reserve remains against this loan as of December 31, 2011.

There are nine other multifamily/commercial real estate loans, totaling $3.9 million, classified as nonaccrual at December 31, 2011. The largest of these loans has a balance of $679,000.

There are fifteen other residential loans, totaling $4.9 million, classified as nonaccrual at December 31, 2011. The largest of these loans has a balance of $958,000.

See "Comparison of Financial Condition at December 31, 2011 and December 31, 2010" for a discussion of Real Estate Owned.

Other Income. Other income decreased $266,000 to $920,000 for the three months ended December 31, 2011, from $1.2 million for the three months ended December 31, 2010. The decrease is primarily due to a $262,000 impairment charge for equity securities that was recognized in the 2011 period. Net income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures was fairly stable over the two periods. A decrease was expected as income was significantly reduced at one commercial property due to the impact of flooding in conjunction with Hurricane Irene. However, an insurance claim pertaining to a prior flood was received and recognized as income, offsetting this expected decrease. It is possible that some of the current costs associated with the flooding at that property will be reimbursed in a future period.

Other income decreased $90,000 to $2.8 million for the six months ended December 31, 2011 from $2.9 million for the six months ended December 31, 2010. The decrease was primarily due to the impairment charge described above and reduced gain on sale of assets. The Company had nonrecurring gains in both the 2011 and 2010 periods. The 2011 gain was a $557,000 net gain that primarily pertained to the sale of a loan classified as held for sale. The 2010 gain was a $718,000 net gain realized on the sale of real estate owned property. These decreases were partially offset by increases in income from bank owned life insurance and net income from investments in real estate joint ventures. Income from bank-owned life insurance increased by $245,000 to $804,000 for the six months ended December 31, 2011, from $559,000 for the six months ended December 31, 2010, primarily due to increased investment in bank-owned life insurance. Net income from investments in real estate joint ventures increased by $177,000 to $416,000 for the six months ended December 31, 2011, from $239,000 for the six months ended December 31, 2010, primarily due to the receipt of the insurance proceeds described in the paragraph above.

Operating Expenses. Operating expenses increased $1.3 million to $9.1 million for the three months ended December 31, 2011, from $7.8 million for the three months ended December 31, 2010. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $1.2 million to $6.4 million for the three months ended December 31, 2011, from $5.2 million for the three months ended December 31, 2010.  The increase was primarily due to the amortization of costs associated with stock awards and options that were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The expense associated with the Equity Plan recognized in the quarter totaled $1.5 million.

Operating expenses increased $1.8 million to $17.3 million for the six months ended December 31, 2011, from $15.5 million for the six months ended December 31, 2010. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $1.8 million to $12.0 million for the six months ended December 31, 2011, from $10.2 million for the six months ended December 31, 2010. The increase was primarily due to costs associated with the Equity Plan. The expense associated with the Equity Plan recognized in the six month period totaled $2.3 million.

Income Tax Expense. Income tax expense for the three months ended December 31, 2011 was $4.3 million on pre-tax income of $11.9 million, resulting in an effective tax rate of 35.9%. Income tax expense for the three months ended December 31, 2010 was $4.1 million on pre-tax income of $11.2 million, resulting in an effective tax rate of 36.7%. Income tax expense for the six months ended December 31, 2011, was $8.1 million, due to pre-tax income of $23.1 million, resulting in an effective tax rate of 35.2%. For the six months ended December 31, 2010, income tax expense was $8.3 million, due to pre-tax income of $22.5 million, resulting in an effective tax rate of 36.7%.

Comparison of Financial Condition at December 31, 2011 and June 30, 2011

Total Assets. Total assets increased $15.9 million, or 0.6%, to $2.60 billion at December 31, 2011, from $2.59 billion at June 30, 2011. The primary investing activities were in loans and MBS AFS. These activities were funded by decreases in federal funds sold and an increase in overnight borrowings. Asset growth has been muted by one of the Company's recent strategic decisions. Cash flows from the investment portfolio have been applied to overnight borrowings, and not redeployed into the investment portfolio. This decision was made to lessen the interest rate risk that is being created through the increased overnight borrowings.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $124.5 million to $8.8 million at December 31, 2011, from $133.2 million at June 30, 2011. The funds were deployed in general operations, including funding of the Company's stock repurchase activity.

Net Loans. Loans, net increased $150.3 million to $1.82 billion at December 31, 2011, from $1.67 billion at June 30, 2011. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $262.1 million and purchases totaled $2.0 million for the six months ended December 31, 2011.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $58.5 million to $564.5 million at December 31, 2011, from $505.9 million at June 30, 2011. On a linked quarter basis, however, balances in this category have decreased $41.8 million as the Company is not currently redeploying proceeds from the investment portfolio into new purchases.

Real Estate Owned. Real estate owned ("REO") increased $984,000 to $5.0 million at December 31, 2011, from $4.0 million at June 30, 2011. During the six months ended December 31, 2011, the Bank took title to three properties and disposed of one property. The $5.0 million balance consists of 9 properties. Four of these properties, with a book value of $3.0 million, are currently under contract for sale.

Deposits. Deposits decreased $25.6 million, or 1.9%, to $1.36 billion at December 31, 2011, from $1.38 billion at June 30, 2011. Growth in core accounts was offset by decreases in time deposits. Strong deposit growth in core accounts remains a strategic objective of the Company and promotions designed to attract core accounts were recently implemented. New branch locations in Upper Montclair and Clifton, NJ, have opened during the fiscal year.

Stockholders' Equity. Stockholders' equity decreased $138.7 million to $506.7 million at December 31, 2011, from $645.4 million at June 30, 2011.  The decline is primarily attributable to stock repurchases. The Company's repurchase activity is summarized below:
Delinquency and non performing asset information is provided below:

	Period			Cummulative
Period	Number of Shares	Average Price Paid Per Share	Total Cost	Number of Shares	Average Price Paid Per Share	Total Cost

Through Sept. 30, 2011	8,903,883	$ 12.98	$ 115,552,749	8,903,883	$ 12.98	$ 115,552,749
Oct. 1 - Dec. 31, 2011	1,876,422	12.98	24,349,831	10,780,305	12.98	139,902,579
January 1 - 27, 2012	--	--	--	10,780,305	12.98	139,902,579

On November 14, 2011, the Company announced a repurchase plan for up to 2,278,776 shares of its common stock. As of January 27, 2012, there were 2,180,775 shares authorized under the Company's current stock repurchase plan that had not yet been purchased.

In addition to the repurchase activity above, the Company repurchased shares in conjunction with the Equity Plan. On August 18, 2011, a total of 1,598,100 shares were granted by the Board of Directors under the Equity Plan. These shares were purchased in open market transactions during the quarter ended September 30, 2011. The total cost of these shares was $19.3 million and the average cost per share was $12.06.

Based on our December 31, 2011 closing price of $12.77 per share and book value per share of $11.14, the Company stock was trading at 114.6% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	June 30,
Assets	2011	2011
	(unaudited)
Cash on hand and in banks	$7,074	$6,978
Federal funds sold and short term investments	1,720	126,265
Cash and cash equivalents	8,794	133,243

Loans, net	1,823,164	1,672,849
Securities available for sale, at fair value	25,905	91,442
Mortgage-backed securities held to maturity, fair value of $35,525 and $38,522 at December 31, 2011 and June 30, 2011, respectively	34,309	37,609
Mortgage-backed securities available for sale, at fair value	564,451	505,932
Bank Owned Life Insurance (at cash surrender value)	45,493	44,689
Federal Home Loan Bank of New York stock ("FHLB"), at cost	34,998	26,844
Accrued interest receivable	9,476	9,237
Investments in real estate joint ventures, net	5,440	5,309
Real estate held for investment	1,127	1,185
Real estate owned	4,951	3,967
Office properties and equipment, net	15,538	15,012
Deferred tax assets	21,099	22,607
Other assets	8,398	17,308
Total Assets	$2,603,143	$2,587,233

Liabilities
Deposits	$1,355,696	$1,381,310
Borrowings	690,515	509,315
Advance payments by borrowers for taxes and insurance	13,833	12,846
Official checks outstanding	4,379	5,409
Other liabilities	32,004	32,941
Total liabilities	2,096,427	1,941,821

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued and 45,477,534 shares outstanding at December 31, 2011; 55,513,265 shares outstanding at June 30, 2011.	562	562
Additional paid-in capital	492,246	489,593
Unallocated common stock held by the employee stock ownership plan	(28,195)	(28,808)
Restricted Stock Awards	(19,206)	--
Treasury stock, at cost; 10,767,531 shares at December 31, 2011 and 731,800 shares at June 30, 2011	(139,737)	(9,300)
Retained income	195,605	190,955
Accumulated other comprehensive income, net of tax	5,441	2,410
Total stockholders' equity	506,716	645,412

Total Liabilities and Stockholders' Equity	$2,603,143	$2,587,233

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Six Months Ended December 31, 2011 and 2010
.

	Three months ended		Six months ended
	December 31,		December 31,
	2011	2010	2011	2010
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$26,936	$24,695	$52,865	$48,991
Interest on securities held to maturity and dividends on FHLB stock	281	410	580	702
Interest on securities available for sale	304	1,906	686	4,129
Interest on mortgage-backed securities held to maturity	226	412	475	905
Interest on mortgage-backed securities available for sale	2,776	1,887	5,634	3,175
Interest on federal funds sold and short term investments	1	27	30	191
Total interest income	30,524	29,337	60,270	58,093

Interest expense:
Deposits	3,292	3,827	6,975	8,095
Borrowings	5,195	5,223	10,271	10,408
Total interest expense	8,487	9,050	17,246	18,503

Net interest income before provision for loan losses	22,037	20,287	43,024	39,590

Provision for loan losses	2,000	2,500	5,500	4,500
Net interest income	20,037	17,787	37,524	35,090

Other income:
Service charges	285	400	612	687
Real estate operations, net	236	251	586	599
Net income from investments in real estate joint ventures	215	205	416	239
Bank-owned life insurance	400	278	804	559
Net gain on sale of assets	(12)	—	557	718
Net gain on sale of and write down of securities	(262)	—	(262)	13
Other income	58	52	113	101
Total other income	920	1,186	2,826	2,916

Other expenses:
Compensation, payroll taxes and fringe benefits	6,446	5,249	12,034	10,206
Advertising	118	183	270	360
Office occupancy and equipment expense	672	557	1,278	1,151
Data processing service fees	360	296	675	599
Federal insurance premiums	329	331	616	669
Real estate owned operations	184	115	548	346
Other expenses	954	1,030	1,831	2,158
Total other expenses	9,063	7,761	17,252	15,489

Income before income tax expense	11,894	11,212	23,098	22,517
Income tax expense	4,268	4,116	8,137	8,271
Net income	$7,626	$7,096	$14,961	$14,246

Income per basic common share	$0.18	$0.13	$0.33	$0.27

Income per diluted common share	$0.18	$0.13	$0.32	$0.27

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2011			December 31, 2010
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$1,778,394	$26,936	6.06%	$1,590,622	$24,695	6.21%
Securities held to maturity (2)	34,039	281	3.30%	26,639	410	6.16%
Securities available for sale	52,006	304	2.34%	333,233	1,906	2.29%
Mortgage backed securities held to maturity	35,488	226	2.55%	48,362	412	3.41%
Mortgage backed securities available for sale	595,317	2,776	1.87%	356,186	1,887	2.12%
Federal funds sold and short term investments	1,675	1	0.24%	37,658	27	0.29%
Total interest-earning assets	2,496,919	30,524	4.89%	2,392,700	29,337	4.90%
Non-interest-earning assets	107,492			104,458
Total assets	$2,604,411			$2,497,158

Interest-bearing liabilities:
Savings deposits	154,466	160	0.41%	148,427	228	0.61%
Money market	377,170	677	0.72%	272,585	679	1.00%
Checking accounts	202,910	214	0.42%	161,790	215	0.53%
Time deposits	644,642	2,241	1.39%	688,411	2,705	1.57%
Total deposits	1,379,188	3,292	0.95%	1,271,213	3,827	1.20%
Borrowings	666,710	5,195	3.12%	530,173	5,223	3.94%
Total interest-bearing liabilities	2,045,898	8,487	1.66%	1,801,386	9,050	2.01%
Non-interest-bearing liabilities	49,214			50,316
Total liabilities	2,095,112			1,851,702
Stockholders' equity	509,299			645,456
Total liabilities and stockholders' equity	$2,604,411			$2,497,158

Net interest income		$22,037			$20,287
Net interest rate spread (3)			3.23%			2.89%
Net interest-earning assets (4)	$451,021			$591,314
Net interest margin (5)			3.53%			3.39%
Average of interest-earning assets to interest-bearing liabilities			122.05%			132.83%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2011			December 31, 2010

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$1,744,180	$52,865	6.06%	$1,570,361	$48,991	6.24%
Securities held to maturity (2)	30,933	580	3.75%	25,848	702	5.43%
Securities available for sale	70,173	686	1.96%	342,520	4,129	2.41%
Mortgage backed securities held to maturity	36,269	475	2.62%	54,040	905	3.35%
Mortgage backed securities available for sale	573,512	5,634	1.96%	263,451	3,175	2.41%
Federal funds sold and short term investments	20,650	30	0.29%	129,259	191	0.30%
Total interest-earning assets	2,475,717	60,270	4.87%	2,385,479	58,093	4.87%
Non-interest-earning assets	107,976			101,874
Total assets	$2,583,693			$2,487,353

Interest-bearing liabilities:
Savings deposits	153,931	371	0.48%	148,133	486	0.66%
Money market	383,107	1,517	0.79%	284,860	1,430	1.00%
Checking accounts	189,339	426	0.45%	150,696	453	0.60%
Time deposits	656,580	4,661	1.42%	698,248	5,726	1.64%
Total deposits	1,382,957	6,975	1.01%	1,281,937	8,095	1.26%
Borrowings	598,923	10,271	3.43%	512,603	10,408	4.06%
Total interest-bearing liabilities	1,981,880	17,246	1.74%	1,794,540	18,503	2.06%
Non-interest-bearing liabilities	49,845			48,019
Total liabilities	2,031,725			1,842,559
Stockholders' equity	551,968			644,794
Total liabilities and stockholder's equity	$2,583,693			$2,487,353

Net interest income		$43,024			$39,590
Net interest rate spread (3)			3.13%			2.81%
Net interest-earning assets (4)	$493,837			$590,939
Net interest margin (5)			3.48%			3.32%
Average of interest-earning assets to interest-bearing liabilities			124.92%			132.93%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400